Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.01 per share, of Fidelity & Guaranty Life, dated as of January 3, 2014 is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Dated: January 3, 2014

HARBINGER GROUP INC.

By:	/s/ Thomas A. Williams
	Name:	Thomas A. Williams
	Title:	Executive Vice President and Chief Financial Officer

FS HOLDCO LTD.

By:	/s/ Willard C. Rinehimer
	Name:	Willard C. Rinehimer
	Title:	Chief Operating Officer & Chief Actuary

/s/ Philip A. Falcone

Philip A. Falcone